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                                  EXHIBIT 11.1
                          CUBIST PHARMACEUTICALS, INC.
                      COMPUTATION OF NET INCOME PER SHARE

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
                                                    TWELVE MONTHS ENDED                    SIX MONTHS ENDED
                                                       DECEMBER 31,                            JUNE 30,
                                        -------------------------------------------  ----------------------------
                                            1994           1995           1996           1996           1997
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Beginning Balance January 1...........        546,862        910,027      1,016,662      1,016,662      9,544,373
Issuance/Repurchase of Common Stock...         85,661         76,228      1,537,337         (5,759)         9,546
Issuance of Cheap Stock...............        366,244        366,244        183,122        366,244       --
                                        -------------  -------------  -------------  -------------  -------------
Weighted Average Shares...............        998,766      1,352,499      2,737,121      1,377,147      9,553,919

Net Loss..............................  $  (4,813,035) $  (5,396,006) $  (3,798,670) $  (2,073,213) $  (3,791,121)
Net Loss per Share....................  $       (4.82) $       (3.99) $       (1.39) $       (1.51) $       (0.40)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
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